Exhibit 99.1

Ruby Tuesday, Inc. Reports Fiscal First Quarter 2017 Financial Results

Provides Updates on Fresh Start Initiatives and Fiscal 2017 Outlook

MARYVILLE, TN--(BUSINESS WIRE)--October 6, 2016--Ruby Tuesday, Inc. (NYSE:RT) today announced financial results for the fiscal quarter ended August 30, 2016.

Fiscal First Quarter 2017 Highlights (13 weeks ended August 30, 2016, compared to the 13 weeks ended September 1, 2015):

  Total revenue declined 8.2% to $256.7 million, which included a net reduction of 109 Company-owned Ruby Tuesday restaurants compared to the first quarter of the prior fiscal year, including 95 restaurants closed in the current quarter in connection with our previously-announced Fresh Start Initiative.
  Same-restaurant sales declined 2.7% following a 0.6% increase in the first quarter of the prior fiscal year.
  Closure and Impairment expense was $30.2 million primarily due to the previously-announced 95 restaurant closures, compared to $2.7 million in the first quarter of the prior fiscal year.
  Net Loss was $39.7 million, or ($0.66) per diluted share, compared to a Net Loss of $4.2 million, or ($0.07) per diluted share in first quarter of the prior fiscal year.
  Restaurant level margin* declined 200 basis points to 13.9%.
  Adjusted Net Loss* was $6.8 million, or ($0.11) per diluted share, compared to an Adjusted Net Loss of $1.6 million, or ($0.03) per diluted share in the first quarter of the prior fiscal year.
  Adjusted EBITDA* was $4.9 million compared to $15.0 million in the first quarter of the prior fiscal year.
  As of August 30, 2016, the Company had cash on hand of $68.7 million.

* Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share are non-GAAP measures. Reconciliations of Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share to the most directly comparable financial measures presented in accordance with United States Generally Accepted Accounting Principles (GAAP) are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures” and “Condensed Consolidated Statements of Operations.”

Lane Cardwell, Interim President and Chief Executive Officer, commented, “While the casual dining environment remains highly competitive and challenging as evidenced by our negative quarterly same-restaurant sales, our trend improved sequentially during the first quarter as we made investments in highlighting value aimed at building guest counts. In fact, we generated positive traffic in August through a successful 3 Course Meal offer for $12.99.”

Cardwell continued, “Our underlying goal is to drive traffic through the key strategies of our Fresh Start initiatives that we are launching in the coming months. These include our Fresh New Menu, Fresh New Garden Bar, and Fresh Experience. In each of these key areas, we are accelerating our actions as we believe these improvements will have a positive impact on our performance through increasing guest count and frequency. We are focused on showcasing the affordability and value that Ruby Tuesday offers through a redesign of our core menu. Our team has never been more excited and focused on the plan ahead. We are moving with greater urgency to change the trajectory of our business through a renewed focus on our guests.”

Fiscal First Quarter 2017 Financial Results

Total revenue was $256.7 million, a decrease of 8.2% or $22.8 million from the first quarter of the prior fiscal year. This decrease was due to a net reduction of 109 Company-owned Ruby Tuesday restaurants as compared to the first quarter of the prior fiscal year and a same-restaurant sales decline of 2.7% at Company-owned Ruby Tuesday restaurants.

The first quarter same-restaurant sales decrease was driven in part by guest traffic declines resulting from a challenging and competitive external environment. Year-over-year guest counts fell 3.1% while average check rose 0.3%.

Selling, general and administrative expenses, net (SG&A) increased to $31.6 million from $29.4 million in the first quarter of the prior fiscal year. As a percentage of total revenue, SG&A expenses increased 180 basis points to 12.3% from 10.5%. The increase in SG&A was primarily due to an increase in marketing spend and, to a lesser extent, higher incentive compensation expense.

Net Loss was $39.7 million, or ($0.66) per diluted share, compared to Net Loss of $4.2 million, or ($0.07) per diluted share, in the first quarter of the prior fiscal year.

Restaurant level margin* decreased to $35.6 million from $44.1 million in the first quarter of the prior fiscal year. As a percentage of restaurant sales and operating revenue, restaurant level margin declined 200 basis points to 13.9% driven mainly by increases in payroll and related costs and cost of goods sold.

Adjusted Net Loss* was $6.8 million, or ($0.11) per diluted share, compared to Adjusted Net Loss of $1.6 million, or ($0.03) per diluted share, in the first quarter of the prior fiscal year. Adjusted Net Loss for the first quarter of fiscal year 2017 excluded adjustments of $32.9 million, primarily related to closure and impairment charges. Adjusted Net Loss for the first quarter of fiscal year 2016 excluded adjustments of $2.6 million, primarily related to closure and impairment charges, debt prepayment penalties, and deferred financing fees, partially offset by executive transition. A reconciliation between Net Loss and Adjusted Net Loss is included in the accompanying financial data.

Balance Sheet

The Company ended the fiscal 2017 first quarter with cash and cash equivalents totaling $68.7 million and debt of $223.5 million. This compares to cash and cash equivalents totaling $67.3 million and debt of $223.7 million as of May 31, 2016.

Restaurant Activity

As of August 30, 2016, there were 615 Ruby Tuesday restaurants system-wide, of which 547 were Company-owned. During the first quarter, 99 Company-owned Ruby Tuesday restaurants were closed, including 95 restaurants closed in connection with the Fresh Start Initiative. The Company also closed one Company-owned Lime Fresh Mexican Grill restaurant during the quarter. Additionally, one domestic franchised Ruby Tuesday restaurant was opened and ten were closed. One international franchised Ruby Tuesday restaurant was closed during the current quarter.

Sale of Property

On September 22, 2016, Ruby Tuesday announced that it has entered into an agreement to sell its property at 150 W. Church Avenue in Maryville, Tennessee for $2.8 million. The completion of the transaction is targeted for October 2016, subject to customary closing conditions. Team members of the impacted property will be relocated into the Company’s other Tennessee-based Restaurant Support Center at 333 E. Broadway Avenue in Maryville, Tennessee by the end of January 2017.

Update on Fresh Start Initiatives

  Asset Rationalization Plan – 95 restaurants have closed under the Company’s asset rationalization plan which was announced on August 11, 2016. Additionally, these locations have been excluded from the calculation of the Company’s same restaurant sales performance for the fiscal first quarter and will be excluded on a go-forward basis.
  Fresh New Menu – The Company will be launching a new core menu in November 2016 across all Ruby Tuesday restaurants. The Fresh New Menu will include new shareable appetizers, garden fresh salads, pastas, and desserts, as well as a new drink and kids menu. It will also include a new menu design that better communicates freshness and value to guests.
  Fresh New Garden Bar – In January 2017 the Company will be rolling out its Fresh New Garden Bar nationally across all Ruby Tuesday restaurants. The Company has fine-tuned the product offering to over 50 items, streamlined the implementation and execution, and determined the appropriate price point to provide value to guests in a cost effective and profitable way.
  Fresh Experience – The Company remains on track to complete 11 to 13 store remodels by the end of the calendar year in the Charlotte, NC and Jacksonville, FL markets. Additionally, Ruby Tuesday anticipates executing six to eight remodels between January and May of 2017 and will provide an update on which markets will be targeted in the coming quarter.

Fiscal 2017 Outlook

Cardwell commented “We are embarking on a period of accelerated strategic change for Ruby Tuesday, and we believe that with a thoughtful but decisive approach, we can deliver improved profitability and enhance shareholder value. We are excited about the new products coming to market this fiscal year including our new menu in November, the relaunch of successful promotions, and the roll out of the enhanced Garden Bar system-wide in January. I am confident that these strategies coupled with our service improvements will bring same-restaurant sales back into positive territory in fiscal 2017.”

The Company plans to accelerate the execution of its Fresh Start Initiatives under new leadership to better address the challenges currently facing the business, and as a result is discontinuing providing guidance so that it can focus on long-term strategic objectives.

Conference Call & Webcast

The Company will host a conference call today to discuss fiscal first quarter 2017 financial results at 5:00 PM Eastern Time. The conference call can be accessed live by dialing 888-670-2260 or for international callers by dialing 913-312-0686. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517. The passcode is 9127398. The replay will be available through Sunday, November 6, 2016.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of August 30, 2016, there were 615 Ruby Tuesday restaurants in 42 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 547 Ruby Tuesday restaurants and franchised 68 Ruby Tuesday restaurants, comprised of 18 domestic and 50 international restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. We also owned and operated one Lime Fresh Mexican Grill restaurant as of August 30, 2016. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to our asset rationalization project, cost savings initiatives, and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages and healthcare reform; changes in senior management or in the Board of Directors; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and other risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended May 31, 2016.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with GAAP. We also believe that securities analysts, investors and other interested parties frequently use Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income (Loss) per share in evaluating issuers. Because other companies in some cases calculate Restaurant Level Margin, Adjusted EBITDA, Adjusted Net Income (Loss), or Adjusted Net Income (Loss) per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net Loss, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net Loss and Adjusted Net Loss per share, all of which are non-GAAP financial measures. Reconciliation of Restaurant Level Margin, which is also a non-GAAP measure, to Net Loss are presented in the Condensed Consolidated Statements of Operations. The Company defines Restaurant Level Margin as Restaurant Sales and Operating Revenue less Cost of Goods Sold, Payroll and Related Costs, and Other Restaurant Operating Costs. EBITDA is defined as Net Loss before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain expenses (income) including, but not limited to, Closures and Impairments, Net, and Executive Transition. Adjusted Net Loss is defined as Net Loss, excluding certain expenses/(income) as detailed in Adjusted EBITDA as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, Income Tax Benefit from Adjustments, and Income Tax Benefit Adjusted to the Statutory Rate. Adjusted Net Loss per share is defined as Adjusted Net Loss divided by diluted shares outstanding.

Financial Results For the First Quarter of Fiscal Year 2017
(Amounts in thousands)
(Unaudited)
	August 30,	May 31,
CONDENSED BALANCE SHEETS	2016	2016
Assets

Cash and Cash Equivalents	$68,661	$67,341
Accounts and Other Receivables	7,108	12,827
Inventories	18,658	21,595
Income Tax Receivable	4,721	3,003
Prepaid Rent and Other Expenses	10,643	11,508
Assets Held for Sale	11,849	4,642

Total Current Assets	121,640	120,916

Property and Equipment, Net	651,777	671,250
Other Assets	44,742	45,751

Total Assets	$818,159	$837,917

Liabilities
Current Maturities of Long-Term Debt, including
Capital Leases	$9,781	$9,934
Other Current Liabilities	114,191	87,772

Total Current Liabilities	123,972	97,706

Long-Term Debt and Capital Leases, less
Current Maturities	213,728	213,803
Deferred Escalating Minimum Rents	45,787	51,535
Other Deferred Liabilities	65,393	67,093

Total Liabilities	448,880	430,137

Shareholders' Equity	369,279	407,780

Total Liabilities and
Shareholders' Equity	$818,159	$837,917

Financial Results For the First Quarter of Fiscal Year 2017
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks
	Ended	Percent of	Ended	Percent of
	August 30,	Total	September 1,	Total
	2016	Revenue	2015	Revenue

Revenue:
Restaurant sales and operating revenue	$255,764	99.7	$277,907	99.4
Franchise revenue	893	0.3	1,573	0.6
Total Revenue	256,657	100.0	279,480	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	72,190	28.2	76,241	27.4
Payroll and related costs	90,607	35.4	95,335	34.3
Other restaurant operating costs	57,363	22.4	62,207	22.4

Restaurant Level Margin (excludes franchise revenue).	35,604	13.9	44,124	15.9

Depreciation and amortization	11,229	4.4	12,806	4.6
(as a percent of Total revenue)
Selling, general and administrative, net	31,585	12.3	29,396	10.5
Closures and impairments, net	30,192	11.8	2,712	1.0
Total operating costs and expenses	293,166		278,697

(Loss)/Earnings From Operations	(36,509)	(14.2)	783	0.3

Interest expense, net	4,877	1.9	6,000	2.1

Loss before income taxes	(41,386)	(16.1)	(5,217)	(1.9)
Benefit for income taxes	(1,694)	(0.7)	(1,023)	(0.4)

Net Loss	$(39,692)	(15.5)	$(4,194)	(1.5)

Net Loss Per Share:
Basic	$(0.66)		$(0.07)
Diluted	$(0.66)		$(0.07)

Shares:
Basic	59,790		61,344
Diluted	59,790		61,344

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Loss, and Adjusted Net Loss Per Share
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks
	Ended	Ended
	August 30,	September 1,
	2016	2015

Net Loss	$(39,692)	$(4,194)

Depreciation and Amortization	11,229	12,806
Interest Expense, net	4,877	6,000
Benefit for Income Taxes	(1,694)	(1,023)
EBITDA	$(25,280)	$13,589
Closures and Impairments, Net (1)	30,192	2,712
Executive Transition (2)	-	(1,274)
Adjusted EBITDA	$4,912	$15,027

Net Loss	$(39,692)	$(4,194)

Closures and Impairments, Net (1)	30,192	2,712
Executive Transition (2)	-	(1,274)
Debt Prepayment Penalties & Deferred Financing Fees (3)	-	1,085
Income Tax Benefit from Adjustments (4)	(11,983)	(1,001)
Income Tax Benefit Adjusted to Statutory Rate (5)	14,732	1,048
Adjusted Net Loss	$(6,751)	$(1,624)

Net Loss Per Share	$(0.66)	$(0.07)

Adjusted Net Loss Per Share	$(0.11)	$(0.03)

Basic Shares Outstanding (6)	59,790	61,344

Diluted Shares Outstanding (6)	59,790	61,344

(1) Includes property impairments, closed restaurant lease reserves, other closing expenses, and gain on sale of surplus properties.
(2) On July 25, 2015, our then President Ruby Tuesday Concept and Chief Operations Officer left the Company. Accordingly, included within our share-based compensation expense for Q1 FY16 is a forfeiture credit of $1.3 million in connection with the forfeiture of 333,000 unvested stock options and 137,000 unvested shares of restricted stock.
(3) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest Expense and included in the EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.
(4) Represents the tax impact of the adjustments to Net Loss at the Company's statutory tax rate (39.69%).
(5) Represents the Company's Income Tax Benefit adjusted to the Company's statutory tax rate.
(6) Net Loss and Adjusted Net Loss per share figures are calculated based on diluted shares outstanding.

Ruby Tuesday, Inc.
Number of Restaurants at End of Period

	August 30,	September 1,
	2016	2015
Ruby Tuesday:
Company-Owned	547	656
Domestic Franchised	18	28
International Franchised	50	50
Total	615	734

Lime Fresh:
Company-Owned	1	19
Domestic Franchised	0	8
Total	1	27

Total Restaurants:
Company-Owned	548	675
Domestic Franchised	18	36
International Franchised	50	50
System-wide total	616	761

CONTACT:
ICR
Investor Relations
Melissa Calandruccio, 646-277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
Christine Beggan, 203-682-8329
RubyTuesday@icrinc.com